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                                                                     Exhibit 11

                  AURORA ELECTRONICS, INC. AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share data)
                                 (UNAUDITED)

                                                    Three Months Ended December 31,
                                          ----------------------------------------------------
                                                 1994                          1993
                                          ------------------------    ------------------------
                                          Primary    Fully Diluted    Primary    Fully Diluted
                                          -------    -------------    -------    -------------
Net income                                 $ 877         $  877        $ 708         $ 708

Add:  Interest expense, net of income
tax, on debenture due 2001 and
Promissory Notes due 1997                      -            163            -           207
                                           -----         ------        -----         -----
Adjusted net earnings                      $ 877         $1,040        $ 708         $ 915
                                           =====         ======        =====         =====
Adjusted Number of Common Shares

Weighted average shares outstanding        7,780          7,780        7,112         7,112

Incremental shares for exercise of stock
options and warrants and common stock
issuable                                     280            379          226           226

Weighted average shares issuable upon
conversion of Debenture due 2001
and Promissory Notes due 1997                  -          1,243            -         1,556
                                            ----         ------         ----         -----
Adjusted number of common shares           8,060          9,402        7,338         8,894
                                           =====         ======        =====         =====
Net earnings per common shares             $0.11         $ 0.11        $0.10         $0.10
                                           =====         ======        =====         =====





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